Exhibit 99.01

First USA Credit Card Master Trust

Excess Spread Analysis - September 2007

Series Deal Size Expected Maturity	1998-6 $964MM 8/18/2008
Yield	16.26%
Less: Coupon	5.82%
Servicing Fee	1.50%
Net Credit Losses	3.63%
Excess Spread:
September-07	5.31%
August-07	5.77%
July-07	6.34%
Three Month Average Excess Spread	5.81%
Delinquency:
30 to 59 Days	0.90%
60 to 89 Days	0.65%
90+ Days	1.34%
Total	2.89%
Principal Payment Rate	18.22%